UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 2, 2014, PowerSecure International, Inc., a Delaware corporation (the “Company”), acquired the electrical contracting business of Apex Controls, Inc., a Georgia corporation (“Apex”). The acquired business provides retrofit and electrical contracting services to major retailers, in most cases through general contractors. This acquisition is part of the Company’s strategy to expand its Energy Efficiency services market base to retailers and is expected to be accretive to the Company’s gross margins, operating margins and earnings per share.

In 2013, the acquired business had $4.4 million in revenues and $1.2 million in EBITDA (earnings before interest, taxes, depreciation and amortization). The purchase price for this business was $750,000 in cash, plus potential additional earn-out consideration of up to $500,000 in cash if the gross profits generated from the acquired business in 2015 and 2016 exceed certain targeted thresholds. Apex is a corporation primarily owned and managed by Jonathan Hinton, the son of Sidney Hinton, the President and Chief Executive Officer, and a director, of the Company. The transaction was approved by the Audit Committee of the Board of Directors of the Company, which is comprised solely of independent directors, under the Company’s Related Persons Transactions Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont Executive Vice President

Dated: September 10, 2014

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